LETTER OF INTENT

This Letter of Intent, is made and entered into this 24th day of January, 2014, by and between Shredderhotline.com Company, an Illinois corporation (hereafter referred to as “SHLDC”), with its principal office at 1215 North Bloomington Street, Streator Illinois 61364 and Garb Corporation, a Utah corporation (hereafter referred to as “GARB”), with its principal office at 12350 South Belcher Road Bldg 14B, Largo, FL 33773, collectively hereafter referred to as the “Parties” and individually as a “Party”, subject to the contingencies described below.

GARB, having begun operations in 1972, has reorganized to utilize both next-generation machines and new technologies to vertically integrate into the waste refinement, recycling and energy industries. The revised company emphasis is in profitable new and “green” solutions for waste-to-energy, alternate energy sources, gas drilling, fuel enhancements and improving energy usage efficiency.

SHLDC has 40 years of manufacturing experience with shredding and recycling systems, including their exclusive lines of shredder equipment and related equipment/services. With the company’s partners in the United States, Asia and the European Union, they offer their line of new shredder equipment worldwide.

Entrance into a definitive business relationship between the Parties: The Parties, after considerable discussions, have agreed to enter into a definitive business relationship evidenced by the Parties entering into either (a) A Collaborative Effort Agreement, OR (b) A Joint Venture Agreement. Discussions are to continue to determine the appropriate agreement the Parties are to enter into and the respective agreement’s details in order to maximize benefits to both Parties and the business relationship undertaken. The Parties expect to complete and execute either of these two agreements on or before the end of February 2014.

Stock Purchase: GARB agrees to sell, and SHLDC agrees to purchase from GARB, shares of GARB stock equal to ten (10%) of the company’s current outstanding shares of all GARB stock, OTCPink: GARB, at a discount to reflect the value of cash and other contributions SHLDC will provide to GARB when either of the above two referenced agreements are entered into by the Parties. The number of GARB shares being purchased by stock class is 3,796,521,515 (three billion, seven hundred ninety six million, five hundred twenty one thousand, five hundred fifteen) shares of GARB Common stock at $0.00003 per share, 2 (two) shares of GARB Preferred Class A stock at $1,670.00 per share and 441,930 (four hundred forty one thousand, nine hundred thirty) shares of GARB Preferred Class B stock at $0.75 per share.

Total Stock Purchase Price: GARB agrees to sell, and SHLDC agrees to purchase from GARB the shares of GARB stock detailed above for a total consideration of Four hundred forty eight thousand, six hundred eighty three and 15/100 U.S. dollars ($448,683.15), of which the cash portion of Forty four thousand, eight hundred sixty eight and 00/100 U.S. dollars ($44,868.00) will be wire transferred to GARB upon the execution of this agreement.

The remaining Four hundred three thousand, eight hundred fifteen and 15/100 U.S. dollars ($403,815.15) value of the Stock Purchase Price is expected to be received by GARB in the form of agreement specific considerations from SHLDC on or before the end of February 2014 once either of the above two referenced agreements are entered into by the Parties.

Contingencies & Final Documents:

(a)	Upon execution of this Letter of Intent by the Parties, SHLDC will wire transfer Forty four thousand, eight hundred sixty eight and 00/100 U.S. dollars ($44,868.00) to GARB. The wire transfer instructions for SHLDC to utilize in order to transfer these cash funds to GARB will be provided separately to SHLDC.

(b)	Once GARB has confirmed the wire transfer transaction of Forty four thousand, eight hundred sixty eight and 00/100 U.S. dollars ($44,868.00) has been completed according to the wire transfer instructions GARB provided to SHLDC, GARB will initiate all necessary documents required for the shares of GARB stock detailed above to be issued to SHLDC.

(c)	GARB’S receipt of due diligence items requested of SHLDC.

(d)	As soon as possible, with the expectation of no later than on or before the end of February 2014, the execution of either (a) A Collaborative Effort Agreement, OR (b) A Joint Venture Agreement, signed and fully executed by the Parties, containing customary language pertaining to the respective agreement that will be entered into.

(e)	Upon execution of either of the two described agreements, GARB will receive from SHLDC the remaining Four hundred three thousand, eight hundred fifteen and 15/100 U.S. dollars ($403,815.15) value of the Stock Purchase Price in the form of agreement specific considerations.

The signing of this Letter of Intent by the Parties shall constitute a legally binding Letter of Intent and shall be in effect for the period above mentioned.

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GARB – Shredderhotline.com Company Letter of Indent	Page 2 of 3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates appearing below.

“SHLDC”

Shredderhotline.com Company

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